HEADS OF AGREEMENT
                  BETWEEN SPACEDEV AND SPACE PROJECTS AUSTRALIA
                        SPACEDEV AUSTRALIA CAPITAL RAISE


o     The parties will prepare a Prospectus in the name of SpaceDev Australia
      (SDAU.)
o SpaceDev (SD) incorporates SDAU and covers incorporation fees and Prospectus fees--to a maximum of $17,000 US. Space Projects Australia
      (SPA) pays 1/2 of Professional Indemnity Insurance. SPA will facilitate the administrative tasks required to set up SDAU and the lodgement of the Prospectus.
o SDAU ownership--Total 12 million A shares --11 million shares to SD, 1 million shares to SPA--Total of 8.89 million B shares offered in the prospectus at $0.90 AUD per share
o     Maximum Raise--$8 million AUD--over subscription of 10% is allowed.
o SpaceDev to issue 1.2 million escrowed shares to SDAU for use in the financing--889,000 to the B Class shareholders and 311,000 to SPA.
o SD shares shall be provided to the B class shareholders and to SPA on a pro rata basis as the funds are raised.
o     For value provided, SpaceDev will receive 600,000 C class shares of SPA.
o     B shares holders receive
         o 0.1 SD share for every SDAU share o Dividend of 20% of SDAU Net Operating Profit for 10 years with a 5th year share buyback option
         o Dividend of 20% of SPA Net Operating Profit for 10 years with a 5th year share buyback option
         o The financial returns included in the Prospectus will include all of these elements--including the appreciation potential of SD stock
o Funds raised after expenses to be split at 66% to SD and 34% for SPA--up to $2.6 US for SD and $1.3 US for SPA. The first $1.5 US million raised (net of expenses) will be split evenly between SPA and SD. The remaining $2.4 million (net of expenses ) will be split 77% to SD and 23% to SPA
o     Provisions shall be made for a Stock Option program.
o     M. Taarnby will be a Director of SDAU with three American Directors
o SD will prepare the prospectus material for SDAU and SD, including the financial forecast for SDAU. SPA will prepare its own material and summary financial forecast. Venture1Capital will integrate the material into the proper prospectus format and supply the boilerplate material. SD will work with Venture1Capital on the executive summary for the prospectus.
o All material should be completed by 29 January, with the aim that the final prospectus will be completed and submitted on 5 February.
o     The most recent SD financials will be included in the prospectus.

For SpaceDev Inc                            For Space Projects Australia

/s/ James Benson                            /s/ Michael Taarnby

James Benson                                Michael Taarnby


Charles Lloyd

Date: January 22, 2001



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BUSINESS MODEL

     o SDAU is primarily a marketing and sales company, putting together partnerships with Australian companies to sell SpaceDev products and services in the Australian and Asian markets. Technical product design will be done primarily by SpaceDev and its partners. The financial returns will be derived from the sale of satellites and hybrid propulsion systems either as products or as delivered on orbit missions. SDAU will split profits for these sales with its partners.
     o SDAU will use every reasonable effort to partner with SPA for any launch and space tourism related activity and give them first right of refusal on Hybrid propulsion activity. SDAU will make every reasonable effort to secure an Australian spacecraft partner with which to conduct satellite assemble and sales activities.
     o The prospectus will include an executive summary and an initial section on SDAU and its potential activities, including the financial returns and the potential markets. Because a portion of the shareholders financial returns are from SPA and SD, the prospectus will also include a section on SD and its activities and a section on SPA activities with some expected financial returns for SPA.